FOR IMMEDIATE RELEASE

Cleveland BioLabs and Zhejiang Hisun Pharmaceutical Enter License Agreement for Protectan CBLB612 Hematopoietic Stem Cell Stimulator and Mobilizer in China

Buffalo, NY – September 9, 2009 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) and Zhejiang Hisun Pharmaceutical Co. Ltd. (600267:Shanghai Stock Exchange), a leading pharmaceutical manufacturer in the People’s Republic of China, today announced the execution of a license agreement granting Hisun exclusive rights to develop and commercialize Protectan CBLB612 in the People’s Republic of China.

Under the terms of the license agreement, Cleveland BioLabs will receive upfront product development payments of $1.65 million.  Zhejiang Hisun will be responsible for all development and regulatory approval efforts for Protectan CBLB612 in the named countries.  In addition, Zhejiang Hisun will pay Cleveland BioLabs a 10% royalty on net sales in these countries over the 20-year term of the agreement.  This royalty may decrease to 5% of net sales only in the event that patents for CBLB612 are not granted in any of the named countries.  Cleveland BioLabs will retain all rights to CBLB612 in the rest of the world.

Protectan CBLB612 is a proprietary synthetic agent that acts as a potent stimulator of hematopoietic stem cell proliferation and mobilization to peripheral blood in both mice and non-human primates.

Michael Fonstein, Ph.D., President and Chief Executive Officer of Cleveland BioLabs, commented, “We are very excited about the commercial validation provided by this license agreement for CBLB612.  Zhejiang Hisun is a leading manufacturer of oncology products for the Chinese market.  Our access to pre-clinical and clinical data generated by Hisun for Chinese FDA approval will provide valuable insights for our own developmental efforts.”

“We have established Protectan CBLB612’s activity as a mitigator of myelosuppression caused by cyclophosphamide (Cytoxan, Neosar, CTX) in mice, as well as its ability to protect lethally irradiated mice and non-human primates from radiation-induced mortality.  In fact, many of our studies with CBLB612 in mice and non-human primates showed favorable comparisons of a single injection of Protectan CBLB612 to multiple injections of granulocyte-colony stimulating factor or G-CSF (Neupogen®, Granocyte®, Neulasta®), a common therapeutic approach for increasing the amount of hematopoietic stem cells in blood,” continued Dr. Fonstein.

“Protectan CBLB612 may play a significant role in improving treatment options for people with cancer,” commented Hua Bai, President and Chief Executive Officer of Zhejiang Hisun. “Preliminary demonstrations of CBLB612’s potential as a powerful modulator of the immune system and inducer of hematopoietic stem cells warrant further clinical studies as part of Zhejiang Hisun’s growing oncology drug pipeline.  We believe a drug with these properties would be extremely valuable to physicians and cancer patients in China.”

About Zhejiang Hisun Pharmaceutical Co. Ltd.

Zhejiang Hisun Pharmaceutical Co. Ltd., located in Taizhou Zhejiang, a coastal city in southeastern China, was founded in 1956. Hisun has become a leading API - Active Pharmaceutical Ingredient -  manufacturer in China. Hisun has about 3000 employees, one third of them scientific and technical personnel. In year 2000, Hisun was listed as a public company on the Shanghai A Share Stock Exchange. As one of the biggest manufacturing bases of antibiotics and oncology products, Hisun is devoted to providing better service to global clients with its strong R&D resources. For more information, please visit the Zhejiang Hisun Pharmaceutical website at http://www.hisunpharm.com/en/.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2009.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com